Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 13th day of December, 2021, by and between DORMAN PRODUCTS, INC., a Pennsylvania corporation (the “Company”), and KEVIN OLSEN (the “Executive”), and is effective as of December 26, 2021 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are party to that certain Employment Agreement, dated as of January 10, 2019 (the “Prior Agreement”), the term of which expires on December 31, 2021.

WHEREAS, the Company and the Executive desire to enter into this Agreement to amend and restate the Prior Agreement and to set forth the terms and conditions of the Executive’s continued employment with the Company as President and Chief Executive Officer of the Company as of the Effective Date.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1EMPLOYMENT AND DUTIES

1.1Employment Period.  The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and continuing until the date the Executive’s employment is terminated pursuant to Section 5 hereof (such period of employment, the “Employment Period”).

1.2General.

1.2.1During the Employment Period, the Executive shall have the title of President and Chief Executive Officer of the Company and shall have the authorities, duties and responsibilities customarily exercised by an individual serving in these positions in a corporation of the size and nature of the Company and such other authorities, duties and responsibilities as may from time to time be reasonably delegated to him by the Board of Directors of the Company (the “Board”) that are consistent with the foregoing.  The Executive shall faithfully and diligently discharge his duties hereunder and use his reasonable efforts to implement the policies established by the Board from time to time.  The Executive shall report directly to the Board.

1.2.2The Executive shall devote all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time required for:

(i)delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise;

(ii)engaging in professional organization and program activities;

(iii)managing his personal passive investments and affairs;

(iv)participating in charitable or community affairs; and

(v)serving as a member of not more than one (1) public company’s board of directors (other than the Company), subject to obtaining approval from a majority of the non-employee members of the Board as required by the Company’s Corporate Governance Guidelines;

unless such activities materially, individually or in the aggregate, interfere with the due performance of his duties and responsibilities under this Agreement or create a conflict of interest with the business of the Company, as determined in good faith by a majority of the non-employee members of the Board. Notwithstanding the foregoing, the Executive will be subject to any applicable restrictions set forth in the Company’s Corporate Governance Guidelines, as may be amended from time to time.

1.3Reimbursement of Expenses.  During the Employment Period, the Company shall pay the reasonable expenses incurred by the Executive in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse him for such payments, provided that the Executive properly accounts for such expenses in accordance with the Company’s business expense reimbursement policy.  To the extent any such reimbursements (and any other reimbursements of costs and expenses provided for herein) are includable in the Executive’s gross income for Federal income tax purposes, all such reimbursements shall be made no later than March 15 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

2COMPENSATION

2.1Base Salary.  During the Employment Period, the Executive shall be entitled to receive a base salary at a rate of $810,000 per annum, which base salary shall be payable in accordance with the payroll practices of the Company, with such increases (but no decreases) as may be determined by the Compensation Committee of the Board (the “Compensation Committee”) from time to time (as increased from time to time, the “Base Salary”).

2.2Annual Bonuses. In addition to the Base Salary, the Executive shall be eligible to receive during the Employment Period annual cash bonuses under the Company’s 2018 Cash Bonus Plan and/or any other cash incentive plan maintained by the Company (such plan, the “Bonus Plan”), as determined by the Compensation Committee in its sole discretion within the parameters of the Bonus Plan.

2.3Equity Related Awards.

2.3.1Following the Effective Date, the Executive may receive during the Employment Period grants of awards under the Company’s 2018 Stock Option and Stock Incentive Plan and/or any other equity-related incentive plan maintained by the Company (such plan, the “Stock Plan”), as determined by the Compensation Committee in its sole discretion within the parameters of the Stock Plan.

2.3.2The treatment of any equity awards held by the Executive under the Stock Plan in connection with the termination of the Executive’s employment shall be determined under the Stock Plan and/or award agreement relating to such award.

2.4Additional Compensation.  During the Employment Period, in addition to the foregoing and the benefits and perquisites described in Section 4, the Executive shall be eligible to receive such other compensation as may from time to time be awarded him by the Compensation Committee, in its sole discretion.

2.5Clawback.  The Executive agrees that the compensation and benefits provided by the Company under this Agreement or otherwise is subject to recoupment or clawback under any applicable Company clawback or recoupment policy that is generally applicable to the Company’s executives, as may be in effect from time to time, or as required by law, government regulation or stock exchange listing requirement.

3PLACE OF PERFORMANCE.  In connection with his employment by the Company, the Executive shall be based at the Company’s executive offices, currently located in Colmar, Pennsylvania.

4EMPLOYEE BENEFITS AND PERQUISITES

4.1Benefit Plans.  During the Employment Period, the Executive shall be eligible to participate in all employee benefit plans, programs or arrangements on the terms and conditions no less favorable than provided to other senior executives of the Company, which shall be established or maintained by the Company generally for its employees, or generally made available to its senior executives, in each case subject to the terms, conditions and restrictions of the applicable plan, program or arrangement; provided, however, that participation in the Bonus Plan, the Stock Plan and/or other equity and incentive plans shall be as determined by the Compensation Committee in its sole discretion, as described in Section 2.

4.2Vacation.  The Executive shall be entitled to not less than four (4) weeks’ vacation at full pay for each calendar year during the Employment Period. Such vacation may be taken in the Executive’s discretion, and at such time or times as are not inconsistent with the reasonable business needs of the Company.  Any vacation not used during a calendar year shall be forfeited without compensation and may not be carried over to any subsequent calendar year.

4.3Life Insurance.  The Company shall acquire and pay the applicable premium on a term life insurance policy on the life of the Executive with a benefit in the amount of Two Million Dollars ($2,000,000) payable to a beneficiary designated by the Executive, provided that the annual premium payable by the Company for such policy shall not exceed Ten Thousand Dollars ($10,000) (the “Life Premium Threshold”).  To the extent the applicable annual premium would otherwise exceed the Life Premium Threshold, at the Executive’s sole option, either (i) the benefit payable under the policy shall be reduced to the minimum extent necessary such that the annual premium for such policy does not exceed the Life Premium Threshold, or (ii) the Executive shall reimburse the Company for the amount of the annual premium over the

Life Premium Threshold.  The Executive shall cooperate with the Company to the extent necessary to acquire such term life insurance policy, including without limitation, by submitting to examinations by Company selected physicians.

4.4Disability Insurance.  The Company shall acquire and pay the applicable premium on a long-term disability insurance policy for the Executive with a benefit in the amount of sixty percent (60%) of the Executive’s monthly earnings as of immediately prior to the incurrence of the disability, provided that the annual premium payable by the Company for such policy shall not exceed Sixteen Thousand Five Hundred Dollars ($16,500) (the “Disability Premium Threshold”). To the extent the applicable annual premium would otherwise exceed the Disability Premium Threshold, at the Executive’s sole option, either (i) the benefit payable under the policy shall be reduced to the minimum extent necessary such that the annual premium for such policy does not exceed the Disability Premium Threshold, or (ii) the Executive shall reimburse the Company for the amount of the annual premium over the Disability Premium Threshold.  The Executive shall cooperate with the Company to the extent necessary to acquire such term long-term disability insurance policy, including without limitation, by submitting to examinations by Company selected physicians.

5TERMINATION OF EMPLOYMENT PERIOD

5.1General.  The Employment Period shall end as of the Executive’s termination of employment hereunder.  The Executive’s employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:

5.1.1Death.  The Executive’s employment under this Agreement shall terminate upon his death.

5.1.2Disability.  If the Executive suffers a Disability (as defined below), the Company may terminate the Executive’s employment under this Agreement upon ninety (90) days prior written notice; provided that the Executive has not returned to full time performance of his duties during such ninety (90) day period.  For purposes hereof, “Disability” shall mean the Executive’s “disability” under the Company’s long-term disability plan or insurance policy covering the Executive, if any, otherwise, the Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of two hundred seventy (270) days (including weekends and holidays) in any consecutive three hundred sixty-five (365)-day period or (ii) is projected by the Board in good faith in reliance upon the opinion of a physician mutually selected by the Company and the Executive (or the Executive’s authorized representative), that the condition is substantially likely to continue for a period of at least nine (9) consecutive months from its commencement.

5.1.3Good Reason.  The Executive may terminate his employment under this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(i)a material diminution of the title, authorities, duties or responsibilities of the Executive set forth in Section 1.2 above;

(ii)any reduction by the Company in the Executive’s Base Salary, other than a reduction of not more than fifteen percent (15%) implemented in connection with an across-the-board reduction affecting all executive officers of the Company;

(iii)a change in the Executive’s primary place of employment such that the Executive’s commute increases by at least twenty-five (25) miles;

(iv)the assignment to the Executive of duties or responsibilities which are materially inconsistent with any of his duties and responsibilities set forth in Section 1.2 hereof;

(v)a change in the reporting structure so that the Executive reports to someone other than solely and directly to the Board; or

(vi)upon or within twenty-four (24) months following a Change in Control (as defined in the Stock Plan), (A) a reduction in the Executive’s Base Salary in effect immediately prior to the Change in Control or (B) a material reduction in the sum of (1) the Executive’s target bonus opportunity under the Bonus Plan for the last completed fiscal year immediately prior to the Change in Control plus (2) the grant date fair value of equity or equity-based awards granted to the Executive under the Stock Plan for the last completed fiscal year immediately prior to the Change in Control;

provided, however, that none of the foregoing events or conditions will constitute Good Reason unless the Executive provides the Company with written objection to the event or condition within 90 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection, and the Executive resigns his employment within thirty (30) days following the expiration of that cure period.

5.1.4Without Good Reason.  The Executive may voluntarily terminate his employment under this Agreement without Good Reason upon written notice by the Executive to the Board at least one hundred and twenty (120) days prior to the effective date of such termination.

5.1.5Cause.  The Company may terminate the Executive’s employment under this Agreement at any time for Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board:

(i)the willful and continued failure by the Executive to attempt in good faith substantially to perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to a Disability); provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and, where practical, the Executive has been afforded at least thirty (30) days to cure same;

(ii)the indictment of the Executive for, or his conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty; or

(iii)the Executive’s willfully engaging in misconduct in the performance of his duties for the Company or other than in the performance of his duties for the Company (including, but not limited to, theft, fraud, embezzlement, and securities law violations or a violation of the Company’s “Code of Ethics and Business Conduct” or any other written policy of the Company) that is materially injurious to the Company, or, in the good faith determination of the Compensation Committee, is potentially materially injurious to the Company, monetarily or otherwise.

For purposes of this Section 5.1.5, no act, or failure to act, on the part of the Executive shall be considered “willful,” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including reputationally).  Prior to any termination for Cause, the Executive will be given five (5) business days written notice specifying the alleged Cause event and will be entitled to appear (with counsel) before the Board to present information regarding his views on the Cause event, and after such hearing, there is at least a majority vote of the Board to terminate him for Cause.  After providing the notice in foregoing sentence, the Board may suspend the Executive with full pay and benefits until a final determination pursuant to this Section has been made.

5.1.6Without Cause.  The Company may terminate the Executive’s employment under this Agreement without Cause immediately upon written notice by the Company to the Executive, other than for death or Disability.

5.2Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

5.3Date of Termination.  The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by his death, the date of his death; (b) if the Executive’s employment is terminated pursuant to Section 5.1.2, ninety (90) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such ninety (90)-day period); (c) if the Executive’s employment is terminated pursuant to Sections 5.1.3 or 5.1.5, the date specified in the Notice of Termination after the expiration of any applicable cure periods; (d) if the Executive’s employment is terminated pursuant to Section 5.1.4, the date specified in the Notice of Termination which shall be at least one hundred and twenty (120) days, as applicable, after Notice of Termination is given, or such earlier date as the Company shall determine, in its sole discretion; and (e) if the Executive’s employment is terminated pursuant to Section 5.1.6, the date specified in the Notice of Termination.

5.4Compensation Upon Termination.

5.4.1Termination for Cause or without Good Reason.  If the Executive’s employment shall terminate under Section 5.1.4 or Section 5.1.5, the Executive shall receive from the Company: (a) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (b) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 1.3 through the Date of Termination; (c) payment for any accrued but unused vacation time in accordance with Company policy; (d) such vested accrued benefits, and other payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company (including equity awards which pursuant to the terms of the Stock Plan and/or the applicable award agreement vest as of the Date of Termination) as of the Date of Termination, ((a) through (d) herein referred to as the “Amounts and Benefits”); and the Company shall have no further obligation with respect to this Agreement, except as provided in Sections 7 and 8 of this Agreement.

5.4.2Termination for Good Reason or Without Cause.  If the Executive’s employment terminates under Sections 5.1.3 or 5.1.6, then the Company shall pay or provide the Executive the Amounts and Benefits and, subject to Sections 5.4.4 and 5.4.5:

(i)an aggregate amount equal to one hundred fifty percent (150%) of the Executive’s Base Salary (“Standard Salary Severance”) payable over a period of eighteen (18) months following termination of employment (the “Base Salary Severance Period”) in accordance with the usual payroll practices of the Company; provided, however, if the Executive’s employment terminates under Sections 5.1.3 or 5.1.6 either (A) within the three (3) month period prior to a Change in Control and it is reasonably demonstrated by the Executive that such termination (x) was at the request of a third party who has taken steps reasonably calculated or intended to effect the Change in Control (and such transaction is actually consummated) or (y) otherwise arose in connection with or in anticipation of a Change in Control (and such transaction is actually consummated), or (B) within twenty-four (24) months following a Change in Control (such termination, a “CIC-Related Termination”), such amount shall be equal to two hundred percent (200%) of the Executive’s Base Salary (“CIC Salary Severance”).  If the Executive incurs a CIC-Related Termination and (x) such termination is within the three (3) month period prior to a Change in Control or (y) the Change in Control does not constitute a change in control within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”), the Standard Salary Severance shall continue to be paid to the Executive in accordance with the usual payroll practices of the Company over the Base Salary Severance Period and the portion of the CIC Salary Severance in excess of the Standard Salary Severance shall be paid to the Executive in a lump sum sixty (60) days after the consummation of the Change in Control. If the Executive incurs a CIC-Related Termination on or within twenty-four (24) months after a Change in Control that is also a change in control within the meaning of Section 409A(a)(2)(A)(v) of the Code, the CIC Salary Severance shall be paid to the Executive in a lump sum sixty (60) days after the Date of Termination.

(ii)the Company shall pay the Executive an amount equal to one hundred fifty percent (150%) of the Executive’s target annual bonus that was in effect at the time of Executive’s termination under the Bonus Plan in a lump sum on the regular payroll date of the Company coincident with or next following the sixtieth (60th) day after the Executive’s date of employment termination; provided, however, if the Executive’s employment termination is a CIC-Related Termination, such amount shall be two hundred percent (200%) of the Executive’s target annual bonus that was in effect under the Bonus Plan at the time of the Executive’s termination, payable in a lump sum on the regular payroll date of the Company coincident with or next following the sixtieth (60th) day after the Date of Termination;

(iii)the Company shall pay to the Executive an amount equal to a pro-rated annual bonus (“Pro-Rated Annual Bonus”) under the Bonus Plan for the year in which such employment termination occurs, which Pro-Rated Annual Bonus shall be determined by multiplying (a) the quotient obtained by dividing (i) the number of days the Executive worked in the year his employment with the Company terminates by (ii) 365, and (b) the actual annual bonus the Executive would be eligible to receive based on the Compensation Committee’s good faith estimate of the achievement of the qualitative (if applicable) and quantitative performance standards established for the year in which the Executive’s termination occurs using the actual Company performance through the date of the Executive’s termination, as well as the Company’s projected performance for the remainder of the fiscal year in which the Executive’s termination occurs using the Company’s most recent financial forecast (in each case, consistent with the terms of the Bonus Plan and past practice), which Pro-Rated Annual Bonus shall be paid in a lump sum within sixty (60) days following the Date of Termination;

(iv)provided the Executive validly elects continuation coverage under COBRA or similar state law for the Executive, his spouse and/or dependents, the Company shall pay to the Executive monthly cash payments in an amount equal to the monthly premium for such coverage for the electing Executive, spouse and/or dependents (or apply such amount to the payment of such continuation coverage) until the earliest of (x) eighteen (18) months following the Date of Termination (the “COBRA End Date”), (y) the date the Executive becomes eligible for coverage under a subsequent employer’s health plan and (z) the date the Executive, his spouse and/or his dependents cease to be eligible under COBRA.  In the event the Executive incurs a CIC-Related Termination and remains eligible for COBRA continuation coverage through the COBRA End Date, the Company shall pay the Executive an amount equal to the employer portion of monthly premium coverage under the Company’s group health plan until the earlier of (x) six (6) months following the COBRA End Date and (y) the date the Executive becomes eligible for coverage under a subsequent employer’s health plan.  The monthly amounts payable under this Section 5.4.2(iv) shall be paid on the first payroll date of each month; and

(v)the Company shall provide reasonable outplacement services directly related to the type of services the Executive provided to the Company for a period of eighteen (18) months following the date of the Executive’s termination, to be provided by a reputable outplacement services firm.

5.4.3Termination upon Death or Disability.  If the Executive’s employment terminates under Sections 5.1.1 or 5.1.2, then the Company shall pay or provide the Executive the Amounts and Benefits and continued Base Salary payments for a period of three (3) months following the Date of Termination in accordance with the usual payroll practices of the Company.

5.4.4No Mitigation or Offset.  The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5.4 by seeking other employment or otherwise, and the amount of any payment provided for in this Section 5.4 shall not be reduced by any insurance benefits, compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the Date of Termination.  The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against the Executive for any reason.

5.4.5Release.  Notwithstanding any provision to the contrary in this Agreement, the Company’s obligation to pay or to provide the Executive with the payments and benefits under Section 5.4.2 (other than the Amounts and Benefits), shall be conditioned on the Executive’s executing and not revoking a waiver and general release substantially in the form set forth as Exhibit A attached to this Agreement (with such changes therein, if any, as are legally necessary at the time of execution to make it enforceable as reasonably determined by the Company) (the “Release”) by the sixtieth (60th) day following the effective date of his termination of employment.  The benefits described in Section 5.4.2 will begin to be paid or provided as soon as administratively practicable after the Release becomes irrevocable, provided that if the 60-day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

6NEGATIVE COVENANTS OF THE EXECUTIVE.

6.1During the Employment Period and for a period of eighteen (18) months thereafter, the Executive will not, directly or indirectly:

(i)solicit, entice, persuade or induce any employee, director, officer, associate, consultant, agent or independent contractor of the Company and its subsidiaries and affiliates (collectively, the “Company Group”) to terminate his or her employment or engagement by the Company Group in order to become employed or engaged by any person, firm, corporation or other business enterprise other than a member of the Company Group, except in furtherance of his responsibility during the Employment Period; or

(ii)authorize or assist in the taking of such action by any third party.

For purposes of this Section 6.1, the terms “employee,” “director,” “officer,” “associate,” “consultant,” “agent,” and “independent contractor” shall include any person with such status at any time during the twelve (12) months prior to the termination of the Executive’s employment and for eighteen (18) months following the Executive’s termination of employment.  The Executive shall not be deemed to have violated the provisions of this Section 6.1 by reason of an isolated act, or failure to act, not taken in bad faith.

6.2During the Employment Period and for a period of eighteen (18) months thereafter, the Executive will not, directly or indirectly, engage, participate, make any financial investment in, or become employed by or render advisory or other services to or for any person, firm, corporation or other business enterprise (together with its affiliates and subsidiaries, the “Competing Enterprise”) which is engaged, directly or indirectly, during the Employment Period in competition with the Company Group in the Business (as defined below); provided, in either case, that the Businesses of the Competing Enterprise account for more than ten percent (10%) of the gross sales of the Competing Enterprise for its most recently completed fiscal year and the Executive does not work or consult in such Business.  The foregoing covenant shall not be construed to preclude the Executive from making any investments in the securities of any company, regardless of whether engaged in competition with the Company Group, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and, after giving effect to such investment, the Executive does not beneficially own securities representing more than one percent (1%) of the combined voting power of the voting securities of such company.  For purposes of this Agreement, “Business” shall mean a supplier of automotive replacement parts, brake parts and fasteners to the automotive aftermarket (including, without limitation, the light, medium, and heavy duty truck aftermarket) or a supplier of home fasteners and electrical wiring components to mass merchandisers, or any other business activities of the Company Group accounting for more than ten percent (10%) of its gross sales in the most recently completed fiscal year or reasonably expected to do so in the current fiscal year, in the United States and in any foreign jurisdiction in which the Company Group operates or, at the end of Employment Period, proposes to operate.

6.3During the Employment Period and for a period of eighteen (18) months thereafter, the Executive will not, directly or indirectly, encourage, induce, attempt to induce, solicit or attempt to solicit, any customer, distributor, vendor, marketer or sponsor of the Company Group to cease or interfere with its customer, distributor, vendor, marketer or sponsor relationship with the Company Group.

6.4During the Employment Period and thereafter without limit as to time, the Executive will not (other than in the regular course and in furtherance of the Company Group’s business) use, divulge, furnish or make available to any person any knowledge or information with respect to the business or affairs of the Company Group which is confidential, including, without limitation, “know-how,” trade secrets, customer and supplier lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition or disposition plans, new personnel employment plans, methods of manufacture, technical processes, designs and design projects, inventions and research projects and financial budgets and forecasts of the Company Group except (1) information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by the Executive not permitted hereunder, and (2) when required to do so by a court of competent jurisdiction, by any governmental agency or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information. All memoranda, notes, lists, records, electronically stored data, recordings or videotapes and other documents (and all copies thereof) made or compiled by the Executive or made available to the Executive (whether during his employment by the Company Group or by any predecessor thereof) concerning the business of the Company Group or any predecessor thereof shall be the property of the Company or such other member of the Company Group and shall be delivered to the Company or such other member of the Company Group promptly upon the termination of the Employment Period.  Notwithstanding the foregoing, nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Securities and Exchange Commission (the “SEC”) and this Agreement does not limit the Executive’s ability to communicate with the SEC or otherwise participate in any investigation or proceeding that may be conducted by the SEC, including providing documents or other information.

6.5The Executive acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, trade secrets, discoveries, improvements, ideas, writings and works for hire that alone or jointly with others the Executive may conceive, make, develop or acquire during the period of his employment by the Company Group and any predecessor thereof (collectively, the “Developments”), are and shall remain the sole and exclusive property of the Company Group; and the Executive hereby assigns to the Company Group all of his right, title and interest in all such Developments.  The Executive shall promptly and fully disclose all future Developments to the Board, and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company Group all instruments that the Company Group shall prepare, give evidence, and take all other actions that are necessary or desirable in the reasonable opinion of the Company’s counsel, to enable the Company Group to file and prosecute applications for and to acquire, maintain and enforce all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary.

6.6 Pursuant to the Defend Trade Secrets Act of 2016,  an individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

6.7The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company Group’s business and that irreparable injury would be sustained by the Company Group in the event of his breach of any of the covenants contained in this Section 6, which injury could not be remedied adequately by the recovery of damages in an action at law.  Accordingly, the Executive agrees that, upon a breach or threatened breach by him of any of such covenants, the Company and, to the extent appropriate, any other member of the Company Group shall be entitled, in addition to and not in lieu of any and all other remedies, to an injunction to be issued by any court of competent jurisdiction restraining the commission or continuance of any such breach or threatened breach upon minimal bond, with or without surety, and that such an injunction will not impose an undue hardship on him.  Without limiting the generality of the foregoing, if the Executive breaches any of the covenants contained in this Section 6, the Company may immediately cease paying, and the Executive shall have no further right to receive, any or all of the payments and benefits to which the Executive is otherwise entitled to receive under Section 5.4.2 other than Amounts and Benefits which the Executive will be entitled to receive under Section 5.4.1.

6.8The provisions of this Section 6 shall survive the termination of this Agreement as set forth in each subsection, irrespective of the reasons therefor.

6.9If any court determines that any of the provisions of this Section 6 is invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid provisions.  If any court construes any of the provisions of this Section 6, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.

7INDEMNIFICATION/ DIRECTORS AND OFFICERS LIABILITY INSURANCE

During the Employment Period and thereafter, the Company shall indemnify and hold harmless the Executive and his heirs and representatives as, and to the extent, provided in the Company’s charter documents, including, but not limited to, its By-Laws. During the Employment Period and thereafter, the Company shall also cover the Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

8MISCELLANEOUS

8.1Notices.  All notices or communications hereunder shall be in writing, addressed as follows (or to such other address as either party may have furnished to the other in writing by like notice):

To the Company:	Dorman Products, Inc. 3400 East Walnut Street Colmar, PA 18915 — Attn: General Counsel

To the Executive, at the last address for the Executive on the books of the Company.

Such addresses may be changed by notice by Company to the Executive or by notice by Executive to the Company.

8.2Severability.  Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.3Binding Effect; Benefits.  The Executive may not delegate his duties or assign his rights hereunder. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law.  For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

8.4Entire Agreement.  This Agreement, including the Exhibits hereto, represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive, including the Prior Agreement but excluding any award agreement evidencing an outstanding award under the Company’s 2018 Stock Option and Stock Incentive Plan.  This Agreement (including any of the Exhibits hereto) may be amended at any time by mutual written agreement of the parties hereto.

8.5Withholding.  The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required by applicable law.

8.6Governing Law.  This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.

8.7Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in Montgomery County, Pennsylvania under the Employment Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to:  (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute; (ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision; and (iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules.  The determination of the arbitrator(s), which shall be based upon a de novo interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrators’ award in any court having jurisdiction. All costs of the American Arbitration Association and the arbitrator shall be borne by the Company, unless the position advanced by the Executive is determined by the arbitrator to be frivolous in nature. EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY.

8.8Tax Matters.

8.8.1It is intended that the provisions of this Agreement comply with or are exempt from Section 409A of Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided that, to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company.  The Company shall timely use its reasonable business efforts to amend any plan or program in which the Executive participates to bring it in compliance with Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

8.8.2A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean such Separation from Service.  If the Executive is deemed on the date of termination of his employment to be a “specified employee,” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment, the providing of any benefit or any distribution of equity made subject to this Section 8.8.2, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death.  On the first day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section 8.8.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section 8.8.2 shall be made to the Executive.  On any delayed payment date under this Section 8.8.2, there shall be paid to the Executive or, if the Executive has died, to his estate, in a single cash lump sum together with the payment of such delayed payment, interest on the aggregate amount of such delayed payment at the “Delayed Payment Interest Rate” (as defined below) computed from the date on which such delayed payment otherwise would have been made to the Executive until the date paid.  For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the short term Applicable Federal Rate as of the business day immediately preceding the payment date for the applicable delayed payment. For purposes of the application of Code Section 409A, each payment in a series of payments under this Agreement will be deemed a separate payment.

8.8.3With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code, solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

8.9Survivorship.  Except as otherwise expressly set forth in this Agreement, upon the expiration of the Employment Period, the respective rights and obligations of the parties shall survive such expiration to the extent necessary to carry out the intentions of the parties as embodied in this Agreement.  This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties.

8.10Counterparts.  This Agreement may be executed in counterparts (including by fax or pdf) which, when taken together, shall constitute one and the same agreement of the parties.

8.11Executive’s Representations.  The Executive acknowledges that before entering into this Agreement he has received a reasonable period of time to consider this Agreement and has had sufficient time and an opportunity to consult with any attorney or other advisor of his choice in connection with this Agreement and all matters contained herein, and that he has been advised to do so if he so chooses.  The Executive further acknowledges that this Agreement and all terms hereof are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by the Company, that he has approved and entered into this Agreement and all of the terms hereof on his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein.

8.12Headings.  Paragraph headings are included in this Agreement for convenience of reference only and shall not affect the interpretation of the text hereof.

[End of Text - Signature page follows]

IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be duly executed and delivered in their name and on their behalf, all as of the day and year first above written.

DORMAN PRODUCTS, INC.

By:	/s/ Steven Berman Name: Steven Berman Title: Executive Chairman

EXECUTIVE

/s/ Kevin Olsen
Kevin Olsen

EXHIBIT A

General Release and Waiver

Intending to be legally bound, and in consideration for Dorman Products, Inc. (the “Company”) providing me with payments and benefits (subject to taxes and all withholding requirements) set forth in Section 5.4 of the Amended and Restated Employment Agreement between Dorman Products, Inc. and me, dated December __, 2021 (the “Employment Agreement”), but not including the Amounts and Benefits (as defined in such Employment Agreement), I, Kevin Olsen, on behalf of and for the benefit of myself, my heirs, executors, administrators, representatives, successors and assigns, agree to the following:

1)

I fully, finally, and forever waive and release any and all claims that I have or may have against the Company, its past, present, and future parents, subsidiaries, affiliates, related companies, successors, assigns, shareholders, officers, directors, agents, representatives, employees and insurers, and all persons acting by, through, under or in concert with them, or any of them (collectively, the “Releasees”), based on any claim or cause of action arising at any time prior to and including the date that I sign this General Waiver and Release (this “Release”), provided that I do not waive or release any claims for or relating to (a) the Amounts and Benefits or any compensation upon termination of employment as set forth in Section 5.4 of the Employment Agreement, (b) any rights to indemnification as a current or former director or officer of the Company, or (c) any rights as a shareholder of the Company (including but not limited to rights to vested equity awards granted during my employment) (all such unreleased claims, the “Unreleased Claims”).

2)

I represent, warrant and covenant that I have not filed any complaints, charges or lawsuits against any Releasees. I agree further that I will terminate with prejudice any and all pending legal actions, complaints, suits or charges that I have made or instituted against any and all Releasees based on any claim, matter or thing arising at any time prior to and including the date I sign this Release.

3)

I, on behalf of my heirs, executors, estate, administrators and assigns, hereby unconditionally and generally release and discharge Releasees, and each and every one of them, of and from all actions, causes of action in law or equity, claims, suits, debts, liens, contracts, agreements, promises, liability, damages, loss or expense, and demands of any nature whatsoever, known or unknown, foreseen or unforeseen, fixed or contingent (hereinafter, collectively, “Claims”), which I have or may have against Releasees, and/or any of them, arising at any time prior to and including the date I sign this Release; further including, without limitation, any and all Claims which relate directly or indirectly to my employment with the Company and my separation from that employment; and further including, without limitation, Claims related to salary, bonuses, commissions, stock, stock options, or any other ownership or equity interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; and further including, without limitation, Claims, whether statutory, at common law or otherwise, for wrongful termination of employment, retaliation (including whistleblower Claims), breach of contract, detrimental reliance, promissory estoppel, infliction of emotional distress, defamation, fraud, breach of covenant of good faith and fair dealing, misrepresentation or any other tort, and Claims under the laws of the United States, the Commonwealth of Pennsylvania, or any other state; and further including, without limitation, Claims under the Family and Medical Leave Act, Employee Retirement Income Security Act, the Racketeer Influence and Corrupt Organizations Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, or qui tam claims under the False Claims Act, or Claims for discrimination based upon sex, race, age, national origin, religion, handicap, disability, or other protected status, or for retaliation, including, without limitation, Claims based on Title VII of the United States Civil Rights Act of 1964, Section 1981 of U.S.C. Title 42, the Equal Pay Act, the United States Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the United States Age Discrimination in Employment Act, the Pennsylvania Human Relations Act; and any Claims under any other law, local, state or federal, pertaining to employment or the relationship between employer and employee; provided, however, that this Release shall not apply to (a) any rights or Claims that are not waivable as a matter of law or (b) the Unreleased Claims.

4)

I represent, warrant and covenant that I have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claims against any Releasee or any portion thereof or interest therein.

5)

I hereby waive any right to become, and promise not to become, a member of any class or collective action proceeding or case against the Company or any Releasee based on any Claim that arises prior to the date I sign this Release.

6)	This Release shall not apply to my Claims for workers’ compensation or unemployment compensation benefits or to any legal action seeking to challenge the validity of, or to enforce, this Release.
7)

I understand and agree that nothing in this Release is intended to, or shall, interfere with or affect my right to participate or cooperate in any federal, state, or local administrative or government agency (such as the Equal Employment Opportunity Commission, Securities and Exchange Commission, Department of Labor or National Labor Relations Board) proceeding or investigation or to file a charge or claim with such an agency.  I agree that I waive, and shall not be entitled to any recovery, relief, or monetary award in connection with any such charge, claim, or proceeding, regardless of who filed or initiated the charge, claim, or proceeding (including, without limitation, any charge, claim, or proceeding filed or initiated by a government agency or other third party), except to the extent, if any, that such waiver is prohibited by law. Notwithstanding the foregoing, this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission.

8)	I intend for this Release to comply with the Older Workers’ Benefit Protection Action of 1990 (29 U.S.C. Section 626), as amended. Accordingly, I acknowledge and represent as follows:
a)	I waive any rights or Claims I may have, including but not limited to those under the United States Age Discrimination in Employment Act (“ADEA”), knowingly and

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voluntarily and in exchange for the consideration of value to which I would not otherwise have been entitled, as set forth in the Agreement.
b)	I have been advised by the Company to consult an attorney before I sign this Release.
c)

I have been given a period of at least twenty-one (21) days within which to consider this Release.  I understand and acknowledge that, at my option alone, this Release may be executed prior to the expiration of the twenty-one (21) day period.

d)

I have been informed by the Company that I may revoke this Release during a period of seven (7) days after signing it by providing written notice of such revocation to Dorman Products, Inc. — Attention: Vice President, Human Resources, 3400 East Walnut Street, Colmar, PA 18915, which is received prior to the end of the seven (7) day period and that this Release shall not become effective or enforceable until the revocation period has expired without my having exercised this right of revocation.

e)	I have carefully read and fully understand all provisions of this Release, which includes a full release and waiver of any and all claims.
f)	I have signed this Release knowingly and voluntarily and understand that I am not waiving or releasing any Claims that may arise after the date this waiver and release is executed.

Dated:________________________	____________________________________ Kevin Olsen
Dated:________________________	____________________________________ Witness Print
____________________________________ Witness Name

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